PROMOTORA DE INFORMACIONES, S.A.

CORPORATE BYLAWS

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CHAPTER I
GENERAL PROVISIONS

Article 1.  Corporate Name and Applicable Law

The Company’s corporate name is Promotora de Informaciones, S.A., and it shall be governed by the Capital Corporations Act of July 2, 2010, applicable legal or regulatory provisions and these Bylaws. References to the “Law” shall be understood to refer to either the Capital Corporations Act of July 2, 2010 or the Securities Market Law of July 28, 1988, whichever is applicable.

Article 2.  Corporate Purpose

1.           The Company’s corporate purpose includes:

a)	Managing and operating all types of owned or third-party news and social communications media, regardless of format, including the publication of printed newspapers, among others.

b)
Promoting, planning, and executing on behalf of the Company or for other entities, either directly or through third parties, of all types of communications media, industrial, commercial and service projects, transactions or businesses.

c)
Incorporating businesses or companies, participating in already existing companies, even with a controlling interest, and entering into association with third parties in transactions and businesses through collaboration agreements.

d)	Acquiring, holding either directly or indirectly, leasing or otherwise exploiting and disposing of all types of personal or real property or rights therein.

e)
Contracting and providing advisory, acquisition and management services to third parties, either through intermediation, representation, or any other type of collaboration method on the Company’s behalf or for third parties.

f)	Involvement in capital and money markets through the management, purchase and sale of fixed income or equity securities or any other type of securities on behalf of the Company.

2.           The aforementioned activities are understood to refer to national or international companies and businesses, operations or transactions, complying with their respective legal requirements.

3.           The Company may engage in all or part of the activities comprising the corporate purpose indirectly through holdings in other companies having a similar corporate purpose.

Article 3.  Duration

The Company commenced its operations upon the execution of its notarized Articles of Incorporation and was incorporated for an indefinite term. If the Law requires an administrative license, registration on a public register or any other requisite prior to the commencement of any of the operations described in the previous Article, the Company shall not commence such operations until it has fulfilled that requirement.

Article 4.  Nationality and Registered Offices

The Company is a Spanish company and has its registered offices in Madrid at 32 Gran Vía. The Board of Directors is empowered to open, close or transfer as many branches, agencies or representative offices as it deems warranted and to move its corporate headquarters to any other address within the city in which it is domiciled.

Article 5.  Jurisdiction for Court Action

Shareholders shall submit any action brought against the Company to the courts having jurisdiction where the Company maintains its registered offices.

CHAPTER II
SHARE CAPITAL AND SHARES

Article 6. - Share Capital.

6.1           The company's capital is EIGHTY-FOUR MILLION SEVEN HUNDRED AND EIGHTY-FIVE THOUSAND SEVEN HUNDRED EIGHTY- EIGHT EUROS AND TWENTY CENTS ON THE EURO  (84,785,788.20 €) and is represented by:

FOUR HUNDRED FORTY-FOUR MILLION EIGHT HUNDRED EIGHTY-FOUR THOUSAND NINE HUNDRED TWENTY-TWO (444,884,922) Class A common shares, having a par value of TEN CENTS ON THE EURO (€0.10) each, numbered consecutively from 1 to 444,884,922.

FOUR HUNDRED TWO MILLION NINE HUNDRED SEVENTY-TWO THOUSAND NINE HUNDRED SIXTY (402,972,960) Class B convertible non-voting shares, having a par value of TEN CENTS ON THE EURO (€0.10) each, numbered consecutively from 1 to 402, 972,960, which will be governed as expressly provided in article 8 of these Articles of Association and in accordance with articles 98 and following of the Capital Companies Act.

6.2           The capital is totally subscribed and paid up.

The Class B convertible non-nonvoting shares will have the following minimum characteristics:

(a)	Minimum dividend:

The holders of Class B convertible non-voting shares will be entitled to receive a minimum dividend per class B convertible non-voting share of 0.175 euros per annum, from the date of their issue.

When there are sufficient distributable profits, the Company is required to declare payment of the minimum dividend referred to in the preceding paragraph.

In addition, where in a particular year there are insufficient distributable profits to pay the minimum dividend referred to in the preceding paragraphs in full, the class B convertible non-voting shares will carry a right to payment of the unpaid part of the minimum dividend referred to above coming from the issue premium reserve created on issue of the Class B convertible non-voting shares.

To enable payment of the minimum dividend, the issue premium reserve created on issue of the Class B convertible non-voting shares will be non-distributable until the Class B convertible non-voting shares have been converted into Class A common shares and the minimum dividends referred to in this article have been paid in full. Without prejudice to the fact that it is non-distributable, the issue premium reserve may be used to pay the minimum dividend and to pay up the par value of the ordinary shares exceeding the number of Class B convertible non-voting shares converted, where the conversion ratio is other than 1 to 1 in accordance with subparagraph b) below.

Minimum dividends not distributed, in whole or in part, by reason of insufficient distributable profits or issue premium reserve created upon issue of the Class B convertible non-voting shares, will be cumulative.

(b)	Conversion

The Class B convertible non-nonvoting shares will be convertible on the following conditions:

 (i)       At the option of each holder of Class B convertible non-nonvoting shares, each class B convertible non-voting share may be converted into a Class A common share, at any time, following the procedure established for that purpose.

(ii)       42 months after the date of their issue, the Class B convertible non-voting shares mandatorily will be converted into Class A common shares, at a ratio of one Class A common share for each Class B convertible non-voting share.

Nevertheless, if the average of the weighted average prices on the Continuous Market of the Class A common share of the Company over the 20 trading sessions immediately prior to the day 42 months after the date of issue of the Class B convertible non-voting shares was less than 2.00 euros, the conversion ratio will be changed as follows: the number of Class A common shares to be issued upon conversion of each Class B convertible non-voting share will be equal to the fraction (stated to two decimal places) the numerator of which is 2 euros, and the denominator of which is the average of the weighted average prices on the Spanish Continuous Market of the Class A common share the Company over the 20 trading sessions immediately prior to the day 42 months after the date of issue of the Class B convertible non-voting shares, with a maximum of 1.33 Class A common shares. The Company may decide to pay the difference between the 2 euros and the average of the indicated prices, in cash, with a maximum of 0.5 euros per Class B convertible non-voting share, and maintain the conversion ratio at 1 to 1.

(c)	Liquidation rights:

For purposes of liquidation, the paid up value of the Class B convertible non-voting shares is their issue price.

6.3    The Company may issue various classes of shares. Each class may have a different par value. When more than one series of shares is created within the same class, all of those making up a series will have the same par value.

Article 7.  Representation of Shares

Shares shall be represented by book-entries and considered as such by virtue of their registration in the corresponding accounting ledger, which shall reflect the terms included in the issue document and whether or not the shares have been fully paid up.

Entitlement to exercise shareholders’ rights, including the transfer of shares, is evidenced by entry on the accounting ledger, which constitutes legitimate title and enables the holder to require the Company to recognize him as a shareholder. This right may be verified by submitting the appropriate certificates issued by the entity having custody of the accounting ledgers.

If the Company provides any benefit to a party deemed to be entitled thereto, the Company shall be freed of that obligation even if the party is in fact not the actual shareholder, provided that the Company acts in good faith and in the absence of gross negligence.

If a person or entity is listed as a shareholder on the share ledger by virtue of a nominee shareholder appointment or similar document, the Company may require the party to disclose the identity of the actual shareholders, as well as any transfer or encumbrance of the shares.

Article 8. - Non-voting shares

1.           The Company may issue non-voting shares for a par value that does not exceed half of the paid in share capital. Non-voting shares shall be governed by the provisions of the Bylaws, the Capital Corporations Act and by the resolution adopted at the Shareholders Meeting in which the issue of non-voting shares is approved.

2.           Holders of non-voting shares shall be entitled to receive the minimum annual dividend set forth in the resolution authorizing the issue. Once the minimum dividend is approved, holders of non -voting shares shall be entitled to receive the same dividend accorded ordinary shares. If there are distributable profits, the Company shall be obliged to declare the aforementioned minimum dividend.

3.           Holders of non-voting shares shall be entitled to the same pre-emptive rights in the same terms as holders of voting stock. Nevertheless, that right may be excluded pursuant to the provisions of Article 308 of the Capital Corporations Act and these Bylaws.

4.           Subsequent issues of non-voting shares shall require the approval of the prior holders of non-voting shares in a separate vote or at an Extraordinary Meeting.

5.           Until the minimum dividend is paid, non-voting shares shall maintain that right under the same conditions as those applicable to ordinary shares and, in any case, shall likewise maintain their economic advantages.

6.           Shareholders at the General Meeting may resolve to issue convertible non-voting shares at a fixed rate (determined or determinable) or at a variable rate. The issue resolution shall state whether the decision to convert or exchange the shares corresponds to the shareholders and/or the Company or, if applicable, whether conversion shall be obligatory on a given date.

Article 8 bis. - Redeemable Shares

The Company may issue redeemable shares for a par value not to exceed one-fourth of share capital, and by complying with all other legally-established requisites.

Article 9. - Share issues, subscription and payment

Pursuant to legal requisites, shareholders at the General Shareholders Meeting may increase share capital by issuing new shares or by increasing the face value of existing shares. Shareholders shall determine the date and conditions for any new issues and the Board of Directors shall have specific powers to implement their decisions with as wide a margin of discretion as the legal framework allows and in accordance with the conditions set forth in the shareholders’ resolution. If not determined at the Shareholders Meeting, as established by law the Board of Directors may determine the method and maximum period for satisfying any unpaid share capital, if any, which shall not exceed five years. In capital increases involving the issue of new shares, whether ordinary or preference shares, with non-cash contributions, former shareholders may exercise their proportional pre-emptive rights in the terms set forth in Article 304 of the Capital Corporations Act within the term granted by the Board of Directors, which shall not be less that fifteen days after the publication of the announcement of the offer to subscribe the new issue in the Official Companies Register Gazette, unless those pre-emptive rights have been excluded pursuant to Articles 308, 504 and 505 of the Capital Corporations Act.

Subject to the requisites set forth for amending the Bylaws, shareholders may delegate to the Board of Directors powers to implement capital increases pursuant to Articles 297 and 506 of the Capital Corporations Act.

Article 10.  Transferability of Shares

Shares in the Company are freely transferable through any legal method.

CHAPTER III
CORPORATE GOVERNANCE, MANAGEMENT, AND REPRESENTATION

Article 11.   Corporate Bodies

The Company shall be governed by the shareholders at General Shareholders’ Meetings and managed and represented by the management body that it appoints.

A.  GENERAL SHAREHOLDERS’ MEETINGS

Article 12.   Powers

Shareholders at General Shareholders’ Meetings comprise the highest sovereign body of the Company. The General Meeting shall decide all matters attributed it in these Bylaws, in its own Regulation or by Law, and particularly the following matters:

a)           Approval of the annual accounts, the consolidated annual accounts, the Board of Directors’ management, and the proposed distribution of profits.

b)           Determination of the number of members on the Board of Directors.

c)           Appointment and removal of Directors, as well as the ratification or revocation of the Board of Directors’ provisional appointment of Directors.

d)           Appointment and re-election of Auditors.

e)           Capital increases or reductions; bonds issues and, in general, any type of securities issues, including preference interests; conversion; merger; spin-off or dissolution of the Company; and any amendment of the Bylaws.

f)           Authorization of the Board of Directors to approve a capital increase pursuant to the Capital Corporations Act and to issue bonds of any class and to delegate to the Board of Directors any other powers pursuant to the Law and the Bylaws.

g)           Approval and amendment of the General Shareholders’ Meeting Regulation, in accordance with the Law and the Bylaws.

h)           Annual approval of the Board of Directors’ remuneration, pursuant to Article 19, paragraph 2 of the Bylaws.

i)           Authorization of Directors’ remuneration consisting in granting shares or stock options, or remuneration pegged to share value.

j)           The exercise of any other powers attributed to the Shareholders’ Meeting by Law or in the Bylaws, and examining and deciding any other matter that the Board of Directors deems should be considered or resolved at a Shareholders’ Meeting that is considered to be especially relevant in the interests of the Company.

Article 13. - Types of Shareholders’ Meetings

General Shareholders’ Meetings may be ordinary or extraordinary. They shall be called and shall be held in the manner determined by Law, in these Bylaws and in the internal regulations of the Company. It is mandatory to hold an Ordinary General Shareholders Meeting on the date set by the Board of Directors and within the term set forth in Article 164 of the Law.

Extraordinary General Shareholders Meetings shall be held when the Board of Directors deems one warranted or at the request of shareholders representing at least 5% of share capital, expressing in their request the matters to be discussed at the meeting. In such case the meeting called shall be held within 30 days after a notarized request for a meeting has been submitted to the directors.

Article 14. - Preparation of the General Shareholders’ Meeting

All General Shareholders’ Meetings shall be called within the time periods and in the manner set forth in the Law, the Bylaws and the General Shareholders’ Meeting Regulation.

The notice of meeting shall state the Company’s name, the place, date and time that the meeting is to be held, and the items on the agenda.

Shareholders representing a minimum of 5% percent of the total share capital may request that a supplement to the notice of meeting be issued to include one or more additional items on the agenda. This right shall be exercised through a notice issued by any reliable means, received at the company’s registered offices within five days following publication of the initial notice of meeting.

The supplement to the notice of meeting must be published at least fifteen days prior to the date on which the meeting is to be held.

Prior to or during the meeting, shareholders may request the reports, documents or clarification that they deem warranted, as provided in the Law.

Nevertheless, the meeting shall be deemed to have been validly convened and called to order to discuss any matter, provided that shareholders representing all of the share capital are present and the attendees unanimously agree to hold the meeting, pursuant to Article 178 of the Law (“Universal Meeting”).

Article 15. - Holding General Shareholders’ Meetings

a)           Place. Meetings shall be held at the venue indicated in the notice within the city in which the Company has its registered offices or elsewhere, on the stipulated day and time, unless it is a Universal Meeting.

b)           All shareholders holding a minimum of 60 shares, registered on the corresponding stock ledger five days prior to the meeting, and who have obtained the corresponding attendance card may attend a General Meeting.

The Board of Directors shall attend the meeting. The Chairman of a General Meeting may authorize the attendance of any person he deems warranted; however shareholders at the meeting may revoke that authorization.

c)           Proxies: Shareholders may authorize another shareholder to act for them as proxies, complying with the requisites and formalities required in these Bylaws, the General Shareholders’ Meeting Regulation and the Law. Grant of proxy shall be valid for a specific General Shareholders’ Meeting. This requisite shall not apply when the proxy holds a notarized power of attorney to manage all of the shareholder’s assets located in Spain. Grant of proxy must be indicated in writing on the attendance card provided with the notice of meeting, in a letter, or by any electronic means of communication. In that case, the requisites for electronic voting shall be applicable, provided it is not incompatible with the type of proxy.

d)           Quorum. Without prejudice to the procedures set forth in the Law for special cases, a General Shareholders’ Meeting may be held on the initial date and time stated in the notice when shareholders or proxies representing at least 25% of the subscribed shares having voting rights are present. On the second date and time stated in the notice, a General Shareholders’ Meeting may be validly held regardless of capital in attendance.

e)           Chairing the meeting. The Chairman of the Board of Directors shall chair shareholders meetings and, in his absence, the Vice Chairman, if any, shall preside and, in the absence of both of them, the director who is present and has the most seniority. In the absence of all of the foregoing, the shareholders shall designate a shareholder to preside at the meeting.

The person presiding at the meeting shall submit all items on the agenda for deliberation and shall direct the debates so that the meeting transpires in an orderly fashion. In that regard he shall enjoy the appropriate powers of order and discipline.

The person presiding at the meeting shall be assisted by a secretary, who shall be the Secretary to the Board of Directors or, if absent, the Deputy Secretary to the Board, if any, and if not, a person designated by the shareholders at the meeting.

The Presiding Board shall consist of the person presiding at the meeting, the secretary and all other members of the Board of Directors in attendance.

f)           Voting by mail or electronic means. Shareholders may vote by post or by electronic means on the proposed resolutions appearing as items on the Agenda at any type of shareholder meeting. The identity of the party exercising voting rights must be ensured in accordance with the requirements set forth in the General Shareholders’ Meeting Regulation. Electronic votes shall be cast using a recognized electronic signature or any type of guarantee that the Board of Directors deems appropriate to ensure the authenticity and identification of the shareholder exercising his voting rights. Shareholders using distance voting shall be deemed present when determining whether a quorum for the meeting exists. Votes cast using such methods must have been received at the Company’s registered offices at least twenty-four hours prior to the initial day and time on which the meeting is to be held. If not, the vote shall be deemed as not having been cast. The Board of Directors may set an earlier deadline on the notice announcing the shareholders’ meeting.

The Board of Directors is empowered to implement the foregoing provisions, setting forth the appropriate rules, means and procedures according to available technology, in order to enable voting and appointment of proxies by electronic means. Specifically, among others, the Board of Directors may regulate the use of guarantees other than electronic signatures in the casting of electronic votes.

The rules implemented by the Board of Directors pursuant to this section shall be published on the company webpage.

g)           Voting. The person presiding at the meeting shall announce the voting results, summarizing the number of votes in favor and against the proposed resolution by reading the results aloud.

The General Shareholders’ Meeting Regulation shall set forth the procedures and systems for counting the votes cast on the proposed resolutions.

h)           Resolutions. Resolutions shall be adopted by vote of the majority of shares represented as required in these Bylaws or in the Capital Corporations Act. Each share having voting rights, present or represented by proxy at the General Meeting, shall be entitled to one vote.

The adoption of resolutions shall require the favorable vote of half plus one of the shares having voting rights, present or represented by proxy at the General Meeting, except in the cases in which these Bylaws or the Law require a reinforced majority.

Article 15 bis.- Special Resolutions

Except as provided in the Law, a favorable vote of 75% percent of the shares having voting rights, present or represented by proxy at a General Meeting shall be required to adopt resolutions concerning the following matters:

a)           Amendments to the Bylaws including, among others, change of business purpose and capital increases or reductions, unless such operations are required by law.

b)           A corporate conversion, merger or spin-off of any type, as well as the assignment of all corporate assets and liabilities.

c)           Dissolution and liquidation of the Company.

d)           Exclusion of pre-emptive subscription rights in capital increases for cash.

e)           Changes in the Board of Directors.

f)           Appointment of members of the Board at the Shareholders’ Meeting, except for candidates proposed by the Board of Directors.

Article 16. - Implementation of Corporate Resolutions

a)           Powers. The Board of Directors shall implement all General Shareholders’ Meeting resolutions without prejudice to any powers delegated or powers of attorney granted in accordance with these Bylaws.

b)           Taking and approval of the minutes. The minutes of the Meeting may be taken and approved in the manner set forth in Article 202 of the Law and signed by the person presiding at the meeting and the secretary. In the event that the Meeting is held in the presence of a Notary engaged by the Board of Directors to take the minutes pursuant to Article 203 of the Capital Corporations Act, the notarial instrument shall be deemed to be the minutes of the Meeting and shall thus require no further approval.

B.   BOARD OF DIRECTORS

Article 17.- Nature, number of members and officers

The Board of Directors shall manage, direct and represent the Company, without prejudice to the powers that pursuant to the Law or the Bylaws shall be exercised by shareholders at General Shareholders’ Meetings.

The Board shall have a minimum of three and a maximum of seventeen members, who shall be appointed by and whose number shall be determined at the Shareholders’ Meeting. In that regard, the shareholders may expressly determine the number at a Meeting, or may do so indirectly by choosing to fill or not to fill vacancies or to appoint or not to appoint new Directors within the aforementioned minimum and maximum number of members.

The Board of Directors shall appoint a Chairman from among its members and may likewise appoint one or several deputy chairmen. It may also appoint an Executive Committee from one of its members, or one or several Chief Executive Officers, to whom the Board may grant joint or joint and several powers to represent the Company.

The Board shall also appoint a secretary, who need not be a board member, and may appoint a deputy secretary, who likewise need not be a board member.

The Board of Directors shall approve the Regulations governing its organization and procedures.

Article 17 bis. - Types of Board Members

1.           Board members shall be defined as followed:

a)           Executive Directors: Those who perform executive functions or who are senior managers of the Company. In any case, those directors who have been delegated permanent general powers by the Board and/or are under senior management contracts or contracts to provide full-time executive services to the Company shall be deemed executive directors.

b)           External Directors Representing Significant Shareholdings: Directors who (i) hold shares equal or superior to those legally considered significant shareholdings at any time or who have been appointed due to their position as shareholders, although their holdings may be less than those considered significant; (ii) or whose appointments were proposed by shareholders falling under section (b) (i) above.

c)           Independent External Directors: Those not included in the previous categories, appointed based on their recognized personal and professional prestige and their experience and knowledge for the exercise of their functions, without ties to the executive team or significant shareholders.

d)           Other External Directors: external directors who do not qualify as either significant shareholders or independent.
The Board of Directors Regulation may further define and develop these concepts.

2            The composition of the Board of Directors shall be such that external directors or non-executive directors represent a majority with respect to executive directors, with the presence of independent directors.

Article 18.  Tenure of Office

All Board members shall be elected for five-year terms and are eligible for re-election for terms of equal duration.

Article 19.  Remuneration

Directors’ compensation shall consist of an annual amount provided for in the terms set forth by the board of directors, within limits established by shareholders at the annual shareholders meeting.

The remuneration of individual directors may differ depending on the offices they hold and their service on board committees, and shall be compatible with per diem expenses paid for attendance at meetings.

When approving the annual accounts at the annual shareholders meeting, shareholders may amend the limit set on directors’ remuneration and, if not amended, the current limit shall automatically be revised at the beginning of the fiscal year, based on any variation in the total national Consumer Price Index.

The board shall determine the exact amount of per diem expenses and individual compensation to be paid to each director, within the limit set at the annual shareholders meeting.

Without prejudice to the remuneration set forth above, directors’ compensation may also include stock or stock options, or amounts pegged to share value. Such compensation shall require the approval of shareholders at the annual meeting, indicating the number of shares to be awarded, the exercise price for stock options, the value of shares taken as a reference, and the duration of this compensation system.

The company may subscribe a civil liability insurance policy for its directors.

Article 20.  Representation of the Company

In accordance with Article 129 of the Law, the Board of Directors shall represent the Company, whether in court or otherwise. Thus it is granted broad powers to manage, direct, administer assets and represent the Company, with the capacity to enter into all types of transactions and contracts to dispose of or acquire absolute ownership of all types of personal or real property, securities, currencies or negotiable instruments. These broad powers of representation shall consequently extend to mercantile, commercial, or banking transactions, including those generally requiring express power of attorney, and shall suffice to encumber or mortgage property, reach settlements, acquire interests in other companies, file appeals at both the Supreme Court and Constitutional Court, testify in court as a party to the proceedings, or guarantee third-party transactions, with no limitations other than those set forth in the Law.

The Board of Directors may, even when exercising delegated powers, grant and withdraw general or special powers of attorney with the powers it determines, including the power to totally or partially substitute or limit those powers in accordance with the Law.

The Board of Directors may not delegate its obligation to render accounts, present balance sheets at General Shareholders’ Meetings nor any powers that the shareholders may have granted it without being expressly authorized to do so.

Article 21. - Powers of Board Officers

Board officers shall have the following powers:

a)           Chairman: Represents the Company in court and otherwise. He shall exercise the powers delegated to him by the Board of Directors, being authorized to grant general power of attorney for lawsuits and such special powers of attorney that he deems warranted. He shall ensure that Board meetings are held in an orderly fashion, issue meeting notices, and inspect and review all corporate resolutions proposed by any corporate body.

b)           Deputy Chairmen: Exercise, when warranted, all of the powers of the Chairman in the event of the Chairman’s temporary absence or incapacity, or those powers expressly delegated to them by the Chairman.

c)           Secretary: Takes minutes, when warranted, of the resolutions adopted by the Board and at the General Shareholders’ Meetings, maintains records and issues certifications with the Chairman’s approval.

Article 21 bis. - Audit Committee

The Board of Directors shall appoint an Audit Committee. The Audit Committee shall exercise the functions attributed it under applicable legislation, the Bylaws and internal Company Regulations, without prejudice to any other functions that may be attributed it by the Board of Directors.

The Audit Committee shall have the number of members that is determined by the Board of Directors from time to time, with a minimum of three (3) and a maximum of five (5) members. At least a majority of the Audit Committee members shall be non-executive directors, and shall likewise meet all other requirements set forth in the Law. At least one of the Audit Committee members shall be an independent director and shall be appointed taking into account his knowledge and experience in accounting and/or auditing.

Committee members shall be appointed by the Board of Directors at the proposal of the Chairman and shall cease in their functions when they are no longer Board members or when so decided by the Board of Directors.

The Committee Chairman shall be elected by the Board of Directors from among the committee members who are non-executive directors and who likewise meet the other legally established requirements. The Committee Chairman shall be replaced every four years and may be reappointed one year after having ceased in his functions.

The Secretary to the Board of Directors shall act as Secretary of this Committee, and the Deputy Secretary shall act in his absence. The Secretary shall take the minutes of the Committee meetings in accordance with the terms set forth by the Board of Directors.

Upon the Chairman’s issuing of a notice of meeting, the Committee shall meet periodically as warranted, and at least four times a year.

The Audit Committee shall be governed by the same regulations established in the Bylaws for the Board of Directors, provided that they are compatible with the functions of this Committee.

Article 21 ter. - Corporate Governance, Appointments and Remuneration Committee.

The Board of Directors shall appoint a Corporate Governance, Appointments and Remuneration Committee which shall exercise the functions attributed it under applicable legislation, the Bylaws and internal Company Regulations, without prejudice to any other functions that may be attributed it by the Board of Directors

The Corporate Governance, Appointments and Remuneration Committee shall have a minimum of three (3) and a maximum of (5) external directors, to be determined by resolution of the Board of Directors upon a motion from its Chairman.

The Corporate Governance, Appointments and Remuneration Committee may request the attendance of the Company’s Chief Executive Officer at its meetings.

Members of the Corporate Governance, Appointments and Remuneration Committee shall cease in their functions when they are no longer Board members or when so decided by the Board of Directors.

The Chairman shall be selected by the Board of Directors from among its independent directors.

The Secretary to the Board of Directors shall act as Secretary of this Committee, and the Deputy Secretary shall act in his absence. The Secretary shall take the minutes of the Committee meetings in accordance with the terms set forth by the Board of Directors.

This Committee shall be governed by the same regulations established in the Bylaws for the Board of Directors, provided that they are compatible with the functions of this Committee.

Article 22.  Board Meetings

The Board shall meet at least once every quarter and whenever the Chairman deems it warranted, or when requested by two or more directors or by the Chief Executive Officer. In the latter two cases, the Chairman shall not delay issuing a notice of meeting more than five days from the date that the request is received.

Notice of board meetings including the agenda for the meeting shall be issued by the Chairman or his substitute, by fax, telegram, e-mail, or registered mail to each and all of the directors at least seven days prior to the date of the meeting.

Under urgent circumstances and at the Chairman’s discretion, a board meeting may be called without the aforementioned prior notice, indicating the matters to be discussed.

Article 23.  Constitution and Quorum at Board Meetings

A meeting may be validly held when one-half plus one of the members is present or represented by proxy. Any director may grant proxy voting rights to another director. Resolutions shall be passed by the majority vote of the members in attendance. In the event of a tie, the Chairman shall have the casting vote.

The Board may delegate the power to approve the minutes to two of the directors who may be appointed in the corresponding meeting.

Article 24.  Minute Book

Board resolutions shall be recorded in the minute book and signed by the Chairman and secretary or by their substitutes. Certification thereof shall be issued by the Secretary with the approval of the Chairman.

Article 25.  Compatibility of Office

Directors may serve the Company in any other capacity, with or without compensation, in the absence of any legally-defined conflict of interest or one that is deemed as such by the Board of Directors.

Directors’ remuneration pursuant to these bylaws shall be compatible with and independent of any other salaries, remuneration, indemnities, pensions or compensation of any type collectively or individually afforded those Board members who hold any other post or remunerated position of responsibility, whether under an employment contract or otherwise, in the Company or in any other company within the Group as defined in Article 42 of the Commercial Code.

Article 26.  Substitutions and Appointments

In the event of the Chairman’s temporary absence or incapacity, the chairmanship shall be filled by the deputy chairman, if any, and if not, by a director appointed by the Board. With regard to the Secretary, under the same circumstances a director appointed by the Board shall assume the Secretary’s functions. When performing such duties the office assumed shall be indicated, followed by the word “interim” and the reason for the substitution.

Until the first General Shareholders Meeting is held, vacancies on the Board may be filled provisionally by members whom the Board appoints.

Article 27.  Removal and resignation

In addition to the legal grounds for terminating their term of office, board members may be removed by a vote of shareholders at a General Meeting or by their own resignation.

Article 28.  Remuneration for Delegated Officers

Remuneration for the chairman, the deputy chairman, if any, and the chief executive officer shall be fixed and determined by the Board of Directors, without prejudice to any remuneration that they might receive pursuant to Article 19 of these Bylaws.

D.  CONCERNING THE ANNUAL CORPORATE GOVERNANCE REPORT AND THE WEB PAGE

Article 29 bis. - Annual Corporate Governance Report

After receiving the opinion of the Corporate Governance, Appointments and Remuneration Committee, the Board of Directors will approve each year the Company’s annual corporate governance report with the legally-established content and any other deemed appropriate.

The annual corporate governance report will be approved prior to issuing the notice of the Annual General Shareholders Meeting for the fiscal year in question and will be made available to shareholders together with the other shareholders meeting information.

The annual corporate governance report shall likewise be made public pursuant to the provisions of the Securities Market Act.

Article 29 ter. - Web Page

The Company shall maintain a web page to provide information to shareholders and investors, which shall include the documents and information required under the Law, including at least the following:

a)           Current Bylaws

b)           General Shareholders’ Meeting Regulation

c)           Board of Directors Regulation

d)           Annual financial report and all other financial statements that the Company issues and releases periodically.

e)           Internal Code of Conduct for Securities Markets

f)           Corporate governance reports

g)           Documents concerning ordinary and extraordinary shareholders’ meetings, with information concerning the agenda, the Board of Directors’ proposals, as well as any other relevant information that shareholders may require in order to cast their votes.

h)           Information concerning the content of shareholders meetings previously held, and especially concerning the composition of the meeting when called to order, the resolutions adopted, and the number of votes cast for and against each of the proposed resolutions on the agenda.

i)           The means of communication existing between the Company and shareholders and, especially, information to enable shareholders to exercise their right of information, indicating postal and email addresses to which shareholders may send queries.

j)           The means and procedures for appointing proxies at shareholders’ meetings.

k)           The means and procedures for exercising distance voting including, when applicable, those implemented to verify attendance and voting by electronic means at shareholders’ meetings.

l)           Relevant events disclosed to the National Securities Market Commission.

CHAPTER IV
FINANCIAL AND ADMINISTRATIVE PROCEDURES

Article 30.  Fiscal Year

The fiscal year shall commence on the January 1 and end on the December 31.

Article 31. - Annual Accounts and Audits

1.           Within the legally-established period the Board of Directors shall prepare the Annual Accounts, Management Report and Proposal for Distributing Profits and, if applicable, the Consolidated Accounts and Consolidated Management Report.

2.           The Annual Accounts and Management Report, as well as the Consolidated Annual Accounts and Consolidated Management Report shall be reviewed by the Auditors.

Article 32. - Distribution of Profits

1.           The Shareholders’ Meeting will decide the distribution of profits in accordance with the approved balance sheet.

2.           Once contingencies provided for in the Law or the Bylaws have been met, dividends from the profits for the year or from disposable reserves may then be distributed only if this does not result in net book equity dropping below share capital.

If losses during prior accounting periods have resulted in net book equity dropping lower that the amount of share capital, profits will be used to compensate those prior losses.

In other respects, profits may not be distributed unless the available reserves are at least equal to the amount for research and development included as assets on the balance sheet.

In any event, unavailable reserves should be maintained that are equivalent to the goodwill appearing as an asset on the balance sheet, allocating for that purpose part of the profits equal to at least 5% of goodwill. If there are no profits, or they prove insufficient, available reserves will be used for this purpose.

3.           Legal reserves shall be provided for in accordance with Article 274 of the Law. An additional reserve shall likewise be set up with a minimum of 10% of after-tax profits, to create a fund equivalent to a minimum of 20% and a maximum of 50% of paid up share capital to cover contingencies approved at the Shareholders Meeting. Shareholders may likewise establish any voluntary reserves they deem advisable.

Article 33. - Distribution of profits

1.           If there are distributable profits, the Company is obliged to declare a minimum distribution of dividends in the event there are non-voting shares, in accordance with the provisions of the Capital Corporations Act and these Bylaws.

2.           Annual net profits shall be distributed among shareholders in proportion to their holdings, once the Company’s obligations have been met, and legal, voluntary or reserves provided in the bylaws, if any, have been allocated, and the Board of Directors’ remuneration has been paid, without prejudice to the provisions of Section 1 above.

In its dividend distribution resolution, shareholders at the General Shareholders’ Meeting shall determine the payment date and method. The Board of Directors may declare interim dividends, subject to the limitations and requirements set forth in the Law.

Article 34.  Prescription of dividends

Dividends for a given year that are not received by a shareholder within five years of the dividend payment date shall expire in favor of the Company.

CHAPTER V
DISSOLUTION AND LIQUIDATION

Article 35.  Dissolution of the Company

The Company shall be dissolved upon the occurrence of any of the events set forth in Article 360 and concordant articles.

If the Company’s dissolution is warranted due to the value of its corporate assets having fallen below half of the authorized share capital, dissolution may be avoided by a resolution increasing or reducing share capital in accordance with the provisions of Article 363.1 of the Law.

Article 36.  Liquidation Procedures

Having resolved to dissolve the Company, at the proposal of the Board of Directors the shareholders at a General Meeting shall open the liquidation period, appoint one or more liquidators in an uneven number, and define their powers.

This appointment shall terminate the powers of the Board.

During the liquidation period the shareholders at their General Meeting shall enjoy the same powers as exercised during the normal life of the Company and shall specifically have the power to approve the accounts and the final liquidation balance.

Article 37.  Remuneration of liquidators

Upon appointment of the liquidators, the shareholders at a General Meeting shall determine the fees or remuneration to be paid the liquidators for their services.

Article 38.  Liquidation Procedures

Without prejudice to the provisions of the Capital Corporations Act, all shares (ordinary and non-voting) shall generally have the same liquidation quota, if one exists.

The foregoing notwithstanding, pursuant to the terms of Article 101 of the Capital Corporations Act holders of non-voting shares shall be entitled to be reimbursed for the amount paid in before any amounts are distributed with respect to all other shares, in the event the Company is liquidated and in the event the liquidation quota for all shares is less than the amount paid in for non-voting shares.

The provisions of the Law shall apply in all other matters not addressed herein.

CHAPTER VI
APPLICABLE LAW

Article 39.  Applicable Law

The provisions of the Capital Corporations Act and the Securities Market Act shall apply in any matters not addressed in these Bylaws.